                                                                    Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bay Networks, Inc. 1994 Employee Stock Purchase Plan, 1998 Employee Stock Purchase Plan and options granted under the Netwave Technologies, Inc. Non-Qualified Stock Option Plan and assumed by Bay Networks, Inc. of our reports dated July 18, 1997 with respect to the consolidated financial statements and the financial statement schedule, of Bay Networks, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.


                                            ERNST & YOUNG LLP

Palo Alto, California
June 18, 1998